Exhibit 99.1


Release Number: 04-01

Contacts       Michael   Palandro,   President  and  Chief  Executive   Officer,
               BidVille, Inc.,  +1-561-820-2224, Corporate@bidville.com


                   Bidville Signs Letter of Intent to Acquire
          Online E-Tailer 3 2 1 PLAY, Inc. and Buy Sell Connect Stores

                    Acquisition Proposed Will Further Enhance
                     Bidville Revenues and Product Offerings

Clearwater, Florida. . . February 11, 2004 . . . Bidville, Inc. (OTCBB: BVLE) announced today that it has entered into a Letter of Intent to acquire privately held 3 2 1 PLAY, Inc. and Buy Sell Connections Inc. 3 2 1 PLAY has access to thousands of major brand name products at or below wholesale prices from today's leading manufacturers. The company has been selling new products online for the past three years. 3 2 1 PLAY, Inc. has completed thousands of successful transactions and has established a satisfied clientele through its sales. 3 2 1 PLAY's unaudited revenues for 2003 were in excess of $3.5 million.

"We believe this acquisition will add a powerful new dimension to our business model," said Michael Palandro, CEO of Bidville. "While we have already developed a successful process to gain listings through the use of the internet, this acquisition will increase the number of products we offer, and our revenues, by combining the best of the internet with a local presence. We look forward to providing our customers with expanded origination and distribution through this acquisition."

In addition to selling new products online, 3 2 1 PLAY, through its sister company Buy Sell Connections Inc., is launching a national chain of "drop off" stores where sellers can bring their new or used items. In addition, they can browse other sale items through the Bidville kiosk located in each store. Bidville's mission is to provide people with a simple and fun way to buy and sell their items online. These stores will be called "Buy Sell Connect powered by Bidville."

About BidVille

Bidville was founded in 1999 as an online auction alternative to eBay. The Company provides unique user features, such as Watch List, Image Gallery and fixed price listing options. Bidville is headquartered in Clearwater, FL. For further Company and product information, please visit the website at: http://www.bidville.com. Investors are invited to call Mr. Peter Kirschner at +1-561-820-2224. Additional information, including current financial data, is available in current Securities and Exchange Commission filings.


This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations;
(iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.